Exhibit 2.2
Dated As Of The 14th Day Of February 2006
BETWEEN
SUN NEW MEDIA INC
AND
UNITED HOME LIMITED

SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT is dated the 14th day of February 2006
BETWEEN:
(1)	United Home Limited (“UHL”) is a company incorporated in the British Virgin Islands (Company No.482980) whose registered office is situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortorla, British Virgin Islands (the “Vendor”); and
AND
(2)	Sun New Media Inc. (“SNMI”), a company incorporated in Minnesota with its business office at PO Box 297, 1142 S. Diamond Bar Blvd. Diamond Bar, CA 91765 (the “Purchaser”).
(collectively the “Parties”, and individually a “Party”)
WHEREAS:
(A)	The Purchaser is a company incorporated with limited liability in Minnesota, the United States, whose stocks are traded on OTCBB, further information on SNMI can be found in Part C of Schedule 1.
(B)	Lifestyle Magazines Publishing Pte Ltd (“LifeMag”), the target company, is a company incorporated and existing under the laws of Singapore (Company No. 199407135Z) and having its registered office at 50 Raffles Place #29-00 Singapore Land Tower Singapore 048623 (“The Target Company”). Further information on LifeMag can be found in Part A of Schedule 1.
(C)	As at the date of this Agreement, the Vendor is the legal and beneficial owners of 2,512,000 shares of S$1.00 each in the capital of LifeMag, representing its entire issued and paid up capital.
(D)	The Vendor is desirous of selling and the Purchaser is desirous of purchasing, all the Sale Shares (as defined below) at the Consideration (as defined below) to be satisfied by the allotment and issue of Consideration Shares (as defined below) to the Vendor.
NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and in the Schedules, unless the context requires otherwise:

“Accounts” means the management accounts of LifeMag for the financial year ended 31 December 2005;

“Affiliates” means, in respect of any person at any time, any person which (i) directly or indirectly Controls, is Controlled by or is under the Control of, the first-mentioned person or (ii) is deemed to be a related corporation of the first-mentioned person;

“Balance Sheet Date” means 31 December 2005;

“Borrowed moneys” includes any indebtedness for or in respect of money borrowed or raised (whether or not for a cash consideration), by whatever means (including acceptances, deposits and leasing), or for the deferred purchase price of assets or services;

“Business” means the business carried on by LifeMag as at the date of this Agreement;

“Business Day” means a day (excluding Saturdays, Sundays and gazetted public holidays) on which commercial banks are open for business in Hong Kong;

“Completion” means completion of the sale and purchase of the Sale Shares to the Vendor as specified in Clause 4;

“Completion Certificate” means a certificate to be furnished by the Vendor substantially in the form set out in Part A of Schedule 2 and a certificate to be furnished by the Purchaser substantially in the form set out in Part B of Schedule 2 (as the case may be) on Completion;

“Completion Date” means the date of completion of this Agreement, but in any event, not earlier than the 5th business day after all the conditions in Clause 3 (other than Clause 3.1 (d), (e), and (g) are satisfied or waived, as the case may be and not later than 31 June 2006 or such other date as the parties hereto may mutually agree in writing. For the avoidance of doubt, in determining the Completion Date, the conditions under Clause 3.1(d), (e) and (g) shall be deemed fulfilled when the last of the other condition under Clause 3.1 has been fulfilled;

“Consideration” means an aggregate sum of HK$29,000,000 which will be satisfied by the allotment and issue of new common shares in the capital of the Purchaser;

“Consideration Shares” means 978,406 new restricted common shares in the capital of the Purchaser;

“Control” means the authority or ability, whether exercised or not, to control a person’s business, operations and affairs, which authority or ability shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50 per cent.of the votes entitled to be cast and references to “is Controlled by” and “is under the Control of” shall be construed accordingly;

“Debt” means all or any indebtedness of a company, including without limitation (i) all obligations of such company for borrowed moneys or evidenced by bonds, debentures, notes, letters or credit or other instruments and securities, (ii) all obligations of such company as lessee under capital leases, (iii) all obligations of such company to pay the deferred purchase price of property or services, except accounts payable, accrued expenses or ordinary course trade payables arising in the ordinary course of business, and (iv) all debt of other parties guaranteed by such company, or secured by a lien on any of the assets of such company;

“Encumbrance” means and includes any interest or equity or adverse claims of any matter whatsoever or any person (including without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien or assignment or and any other encumbrances, priority or security interest or arrangement of whatsoever nature over or in the relevant property;

“Lock-up Period” means the moratorium period of 6 months on Consideration Shares from the Completion Date;

“Intellectual Property Right” means any trademark, pending trademark application, patent, pending patent application, know-how, registered and unregistered design, design right, copyright, trade secrets, licences relating to any of the above or other similar industrial or commercial right;

“Memorandum of Disclosure” means the memorandum of disclosure, in form reasonably satisfactory to the Purchaser, from the Vendor to the Purchaser disclosing information constituting exceptions to the Vendor Warranties;

“Purchaser Warranties” means the representations, warranties, undertakings and indemnities made by the Purchaser and contained or referred to in Clause 6.

“HK$” means Hong Kong Dollar, being the lawful currency of Hong Kong;

“Sale Shares” means 2,512,000 ordinary shares of S$1.00 each in the capital of LifeMag legally and beneficially owned by the Vendor representing the entire issued and fully paid-up capital of LifeMag;

“Taxes” or “taxation” means all forms of taxation whether of Hong Kong or elsewhere, including all state or local taxation, past, present and deferred (including, without limitation, income tax (including net income and gross income), corporate, value added, occupation, real and personal property, social security, gross receipts, sales, use, ad valorem, goods and services, franchise, profits, license, withholding, payroll, employment, excise, severance, occupation, premium or windfall profit taxes, estate duty, stamp duty, customs and other import or export duties, or charges of any kind whatsoever, estimated and other taxes, together with any interest and levies and all penalties, charges, costs, fines and additions to tax) payable by or due from a company, or any additional amounts imposed by any government, governmental agency, statutory body or any revenue authority, upon such company; and

“Vendor Warranties” means the representations, warranties, undertakings and indemnities made by the Vendor contained or referred to in Clause 5, Clause 7 and Schedule 3.
1.2	References to statutory provisions shall be construed as references to those provisions and any other regulations made or directives issued in pursuance thereof as from time to time modified, as amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions, regulations or directives (as from time to time modified or re-enacted) which such provisions, regulations or directives have directly or indirectly replaced or modified.

1.3	References herein to “Clauses” and the “Schedules” are to clauses in and the schedules to this Agreement (unless the context otherwise requires). The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement. Any reference herein to a time or date shall be construed as a reference to a Singapore time or as the case may be, date and a “day” shall be construed with reference to the Gregorian calendar.

1.4	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5	Words importing the singular shall include the plural and vice versa; words importing a specific gender shall include the other genders (male, female or neuter); and “person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that “person” may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning.

1.6	Any thing or obligation to be done under this Agreement which requires or falls to be done on a Market Day, shall be done on the next succeeding Market Day, if the day upon which that thing or obligation to be done falls on a day which is not a Market Day.

1.7	The words “subsidiary” and “related corporation” shall have the same meaning in this Agreement as their respective definitions in the Company Ordinance/

2.	THE SALE AND PURCHASE OF SALE SHARES

2.1	On the Completion Date, the Purchaser shall purchase from the Vendor the relevant number of Sale Shares, free from all Encumbrances and together with all rights, entitlements and benefits now and hereafter attaching thereto at the Consideration.

2.2	The Consideration shall be satisfied in full by issuing and allotting the Consideration Shares to the Vendor on the Completion Date;
3. CONDITIONS
3.1	The sale and purchase of the Sale Shares is conditional upon:
(a)	the Purchaser having completed legal, business and financial due diligence on LifeMag and the Subcos to its satisfaction and having obtained the Board and/or Shareholders’ approvals on issuing the Consideration Shares herein;

(b)	all consents, approvals, authorisations or other orders of all relevant regulatory authorities required for or in connection with the transfer of the Sale Shares to the Purchaser by the Vendor have been unconditionally obtained and are in full force and effect, and all other actions have been taken by or on behalf of the Vendor to comply with all legal and other requirements applicable in Singapore or elsewhere necessary to ensure that the transfer of the Sale Shares is in accordance and do not infringe any existing law, regulation or guidelines or the terms of any such consent, approval or authorisation including but not limited to foreign ownership;

(c)	the Purchaser and/or the Vendor not having received on or prior to the Completion Date (or such other date as the parties may agree), notice of any directive, injunction or other order, which restrains or prohibits the consummation of the transactions contemplated by the S&P Agreement or there being no action on or prior to the Completion Date (or such other date as the parties may agree), seeking to restrain or prohibit the consummation thereof, or seeking damages in connection therewith, which is pending or any such directive, injunction or other order or action which is threatened;

(d)	(if applicable) the delivery by the Vendor to the Purchaser of the Memorandum of Disclosure, in a form reasonably satisfactory to the Purchaser;

(e)	the Vendor Warranties and the Purchaser Warranties contained herein not being untrue or misleading at Completion, as if repeated at Completion and at all times between the date of this Agreement and Completion;

(f)	the Vendor having fulfilled in all material respects all of their obligations under this Agreement required to be fulfilled on or prior to the Completion Date; and

(g)	the Purchaser and/or the Vendor having fulfilled in all material respects all of their obligations under this Agreement to be fulfilled on or prior to the Completion Date.
3.2	In the event that the conditions in Clause 3.1 are not fulfilled by 31 June 2006 (or any other date as the Purchaser and the Vendor may agree in writing from time to time), this Agreement shall lapse and be of no further effect and no party to this Agreement shall have any claim against the other for costs, damages, compensation or otherwise or liability to the other party, save for (i) any claim by the Purchaser against the Vendor arising from antecedent breach of the terms hereof including the undertaking contained in this Clause 3.2 and (ii) any claim by the Vendor against the Purchaser arising from antecedent breach of the terms hereof including the undertaking contained in this Clause 3.2 and (iii) the parties’ rights and obligations of Confidentiality under Clauses 10 and 12 which shall survive notwithstanding the determination of this Agreement pursuant to this Clause 3.2.

3.3	Each party must promptly notify the other parties if it becomes aware that any condition specified in Clause 3.1 is satisfied or becomes incapable of being satisfied.
4. COMPLETION
4.1	Subject to Clause 3, Completion shall take place on the Completion Date in Hong Kong at a place to be agreed by the parties on or before 31 March 2006 at 10 a.m. (or at such other place and time as may be agreed by the parties hereto in writing) where all of the events described below shall occur simultaneously.

4.2	On the Completion Date, the Vendor shall:-
(a)	deliver (or cause to be delivered) to the Purchaser duly executed transfers in favour of the Purchaser in respect of all the Sale Shares, together with the relative share certificates and all documents required to effect the stamping of the transfers (including such statutory declarations, letters, worksheets and valuations as the tax authorities may require);

(b)	deliver (or cause to be delivered) to the Purchaser: -
(i)	the Completion Certificate signed by the Vendor;

(ii)	a certified true extract of the resolutions passed by the board of directors of LifeMag authorising the transfer of the Sale Shares to the Purchaser and/or such person(s) as may be directed by the Purchaser; and

(iii)	such waivers or consents (if any) as may be necessary to enable the Purchaser and/or such person(s) as may be directed by the Purchaser to be registered as the holder(s) of any and all of the Sale Shares.
4.3	Subject as hereinafter provided, against compliance with the respective provisions of Clauses 4.2, the Purchaser shall, on the Completion Date:
(a)	allot and issue, and register the share certificates relating to, the Consideration Shares for the account of the Vendor; and

(b)	deliver to the Vendor copies of the Purchaser’s board and shareholders’ resolution approving the purchase of the Sale Shares and the allotment and issue of the Consideration Shares to the Vendor.
5. REPRESENTATIONS AND WARRANTIES BY THE VENDOR
5.1	The Vendor hereby represents and warrants to and undertakes with the Purchaser (with the intent that the provisions of this Clause 5.1 shall continue to have full force and effect notwithstanding Completion) that as at the date of this Agreement and up to Completion:

(a)	the Vendor confirmed in writing to the Purchaser that UHL is the legal and beneficial owner of the issued share capital of LifeMag, free from any encumbrance and other third party rights;

(b)	LifeMag and the Subcos are corporations duly organised and validly existing under the laws of Singapore, and LifeMag and the Subcos have or will have, on the Completion Date, taken all necessary action and corporate approvals, including shareholders’ approval, to authorise the transfer of the Sale Shares;

(c)	the Sale Shares shall represent the entire issued and fully-paid up share capital of LifeMag upon Completion;

(d)	the Vendor has full power and authority to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby and that this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms and the execution and delivery of, and the performance by it of its obligations under this Agreement shall not:-
(i)	infringe, or constitute a default under, any instrument, contract, document or agreement to which he is a party or by which he or his respective properties or assets are bound;

(ii)	result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council) to which he is a party or by which he or his respective properties or assets are bound, whether in the British Virgin Islands or elsewhere; and/or

(iii)	violate any law or regulation in any jurisdiction to which UHL is subject for the time being.
(e)	the information relating to the LifeMag as set out in Part A of Schedule 1 is true and accurate in all material respects and there is no information the omission of which in the Announcement might make such information misleading or inaccurate in any material respect;

(f)	subject only to (i) any exceptions disclosed in the Memorandum of Disclosure (if any); (ii) any matter or thing hereafter done or omitted to be done at the request in writing or with the prior written approval of the Purchaser); and (iii) the Accounts and each of the Vendor Warranties given by the Vendor herein is true and accurate in all material respects.
5.2	The Vendor further represents and warrants to and undertakes with the Purchaser (with the intent that the provisions of this Clause 5.2 shall continue to have full force and effect notwithstanding Completion) in the terms set out in Schedule 3 (subject only to (i) any exceptions disclosed in the Memorandum of Disclosure (if any); (ii) any matter or thing hereafter done or omitted to be done at the request in writing or with the prior written approval of the Purchaser); and (iii) the Accounts, that to the best of the Vendor’s knowledge, information and belief all Vendor Warranties contained herein will be fulfilled and will be true and correct at Completion in all material respects as if they had been given afresh at Completion.
5.3	Each of the Vendor Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other Clause or anything in this Agreement or any other paragraph of Schedule 3.

5.4	The Vendor shall not do, allow or procure any act or omission before Completion which would constitute a material breach of any of the Vendor Warranties if they were given at Completion or which would make any of the Vendor Warranties materially inaccurate or misleading if they were so given.
5.5	If prior to Completion, any event shall occur which results or may result in any of the Vendor Warranties being unfulfilled, untrue or incorrect in any material respects at Completion, the Vendor shall immediately notify the Purchaser in writing thereof prior to Completion and the Vendor shall make all such investigations and/or do all such acts concerning the event or matter which the Purchaser may require.
5.6	The Vendor Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at Completion shall not in any respect be extinguished or affected by Completion, or by any other event or matter whatsoever (including any investigation made by or on behalf of the Purchaser into the affairs of LifeMag), except by a specific and duly authorised written waiver or release by the Purchaser. For the avoidance of doubt, all Vendor Warranties, unless expressly provided otherwise in this Agreement, are in respect of matters and events on or before the Completion Date and not after.
5.7	The Vendor Warranties and the indemnities under this Agreement are severable and shall survive the termination of this Agreement only for a period of one (1) year from the date of its termination.
5.8	The liability of the Vendor in respect of any claims for breach of the Vendor Warranties shall be limited as follows:-
(a)	the maximum aggregate liability of the Vendor in respect of all claims for breach of any of the Vendor Warranties shall be up to the value of the Consideration; and

(c)	no claim may be brought against any of the Vendor in respect of a breach of any of the Vendor Warranties after the date falling one (1) year from the date hereof (“Expiry Date”) and the Vendor shall not be liable in respect of a breach of the Vendor Warranties unless the Vendor shall have received written notice from the Purchaser prior to the Expiry Date giving details of the relevant claim.
5.9	The Vendor undertakes that, during the Lock-Up Period, save in relation to or in connection with a general or partial offer for the Consideration Shares, neither it nor its nominee nor any person acting on its behalf shall, except with prior written approval of the Purchaser, (i) sell or contract to sell any of the Consideration Shares that are under the Lock-Up Period; (ii) sell or contract to sell or otherwise dispose of any securities exchangeable for or convertible into or exercisable for the Consideration Shares that are under the Lock-Up Period; or (iii) enter into any other arrangement that transfers to others, in whole or in part, any of the economic consequences of ownership of the Consideration Shares that are under The Lock-Up Period.
6. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE PURCHASER
6.1	Subject to Clause 6.7 below, the Purchaser hereby represents, warrants and undertakes to and with the Vendor (with the intent that the provisions of this Clause 6 shall continue to have full force and effect notwithstanding Completion) that the following warranties, representations and undertakings are true as at the date of this Agreement and shall remain true, accurate and complete in all material respects up to and including the Completion Date:
(a)	it has full power and authority to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby and that this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms;

(b)	the execution and delivery of, and the performance by the Purchaser of its obligations or compliance with its obligations under this Agreement shall not:
(i)	result in a breach of the memorandum and articles of association of SNMI; and/or

(ii)	result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council) to which it is a party or by which it or its properties assets are bound, whether in Hong Kong or elsewhere;
(c)	the Purchaser and each of its subsidiaries (“the Purchaser Group”) are companies duly incorporated under the laws of their place of incorporation with full power and authority to own their assets and conduct their business in jurisdiction where they carry on business and are not in liquidation;

(d)	each member of the Purchaser Group has conducted its business and dealt with its assets in all material respects in accordance with all applicable legal, regulatory and administrative requirements in any jurisdiction and its constituent documents;

(e)	no steps have been taken by any person or by any member of the Purchaser Group or their respective shareholders nor have any legal proceedings been started or threatened with a view to the dissolution or the appointment of a judicial manager, receiver, liquidator, trustee or similar officer of the Purchaser, its subsidiaries, or assets, or any of them; and

(f)	there is no unsatisfied judgment or court order outstanding against any member of the Purchaser Group nor any distress, execution or other process that has been levied against an asset of any member of the Purchaser Group that is of material importance which has not been disclosed to the Vendor in writing prior to Completion.;
6.2	Each of the Purchaser Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other Clause or anything in this Agreement.
6.3	The Purchaser shall not do, allow or procure any act or omission before Completion which would constitute a material breach of any of the Purchaser Warranties if they were given at Completion or which would make any of the Purchaser Warranties materially inaccurate or misleading if they were so given.
6.4	If prior to Completion, any event shall occur which results or may result in any of the Purchaser Warranties being unfulfilled, untrue or incorrect in any material respects at Completion, the Purchaser shall immediately notify the Vendor in writing thereof prior to Completion and the Purchaser shall make all such investigations and/or do all such acts concerning the event or matter which the Vendor may require.
6.5	The Purchaser Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at Completion shall not in any respect be extinguished or affected by Completion, or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release by the Vendor. For the avoidance of doubt, all Warranties, unless expressly provided otherwise in this Agreement, are in respect of matters and events on or before the Completion Date and not after.

6.6	The liability of the Purchaser in respect of any claims for breach of the Purchaser Warranties shall be limited as follows:-
(a)	the maximum aggregate liability of the Purchaser in respect of all claims for breach of any of the Purchaser Warranties shall be up to the value of the Consideration; and

(b)	no claim may be brought against the Purchaser in respect of a breach of any of the Purchaser Warranties after the date falling one (1) year from the date hereof (“Purchaser Warranties Expiry Date”) and the Purchaser shall not be liable in respect of a breach of the Purchaser Warranties unless the Purchaser shall have received written notice from the Vendor prior to the Purchaser Warranties Expiry Date giving details of the relevant claim.
6.7	For the purpose of this Agreement, all matters whatsoever relating to the affairs of the Purchaser and their subsidiaries as set out or disclosed in any public announcement, prospectus, circular, or annual report issued by the Purchaser and/or filed or lodged by the Purchaser with the relevant governmental and statutory authorities and available for public inspection shall be deemed to have been disclosed in writing to the Vendor and the Vendor shall be deemed to have knowledge of all such matters contained therein. The Vendor shall not be entitled to make any claim or action against the Purchaser in respect of any facts or matters deemed to be disclosed by the Purchaser to the Vendor in accordance with this Clause 6.7. The Purchaser Warranties are also subject to and the Vendor shall also not be entitled to make any claim or action against the Purchaser in respect of (a) any matter or thing hereafter done or omitted to be done at the request in writing or with the prior written approval of the Vendor and (b) the Purchaser Accounts.
7. UNDERTAKINGS BY THE VENDOR
7.1	The Vendor covenants with and undertakes to the Purchaser to procure, that pending Completion:
(a)	each of LifeMag and the Subcos shall preserve and maintain in full force and effect its corporate existence;

(b)	each of LifeMag and the Subcos shall carry on business only in the ordinary course consistent with past practices, except with the approval in writing of the Purchaser;

(c)	there will be no change in the business of each of LifeMag and the Subcos;

(d)	each of LifeMag and the Subcos will not unless consistent with current practice, commence or carry on any type of business which is not ancillary or incidental to or an extension of the scope of their respective existing business;

(e)	each of LifeMag and the Subcos shall keep such books of record and accounts, in which full and in all respects correct entries shall be made of all its financial transactions and its assets and business in accordance with the present practice of the Group as at the date of this Agreement and generally accepted accounting principles consistently applied;

(f)	each of LifeMag and the Subcos shall upon written request of the Purchaser provide the Purchaser and its authorised officers, employees, representatives and agents access to all their books, records, offices and other facilities and properties, and allow the Purchaser and its authorised officers, employees, representatives and agents to make such inspections thereof and copies of and extracts from such books and records, as the Purchaser or its authorised officers, employees, representatives and agents may reasonably request, and cause their officers to furnish the Purchaser or their authorised officers, employees, representatives and agents with such financial and operating data, including all financial statements prepared or used by its management, and other information with respect to its financial condition, business and property, as the Purchaser or its authorised officers, employees, representatives and agents may from time to time reasonably request (provided that all such copies of documents and all records made in connection with such inspections shall be returned to the Vendor forthwith upon termination of this Agreement);

(g)	each of LifeMag and the Subcos shall not declare any dividends or make any other distributions to its shareholders prior to Completion;

(h)	unless conducted in the ordinary course of business of the Group, each of LifeMag and the Subcos shall not (i) sell, transfer or otherwise dispose of any of its properties and assets or (ii) terminate any leases (if any) to which it is a party;

(i)	each of LifeMag and the Subcos shall not, without the prior written consent of the Purchaser:
(i)	make any changes to its respective constitutive documents as are in force and effect on the date of this Agreement;

(ii)	issue any shares or options, warrants, or other rights to purchase any shares or any securities convertible or exchangeable for shares of such company or commit to do any of the foregoing;

(iii)	modify or abrogate any rights attached to any class of shares;

(iv)	consolidate, subdivide, convert or otherwise reorganise its share capital or debt securities in any way or undertake any capital reduction; and

(v)	resolve to wind-up or appoint a judicial manager, administrator, receiver or other similar officers over or present a petition or take such other steps for the winding-up of or appointment of a judicial manager or other similar officers.
8. INDEMNITY
8.1	The Vendor hereby irrevocably undertakes to keep the Purchaser fully and effectively indemnified against any and all losses, costs, damages, claims, demands, actions, proceedings, liabilities and reasonable expenses whatsoever (including but not limited to all reasonable legal costs or attorney’s fees on a full indemnity basis) that the Purchaser may incur or suffer in connection with or arising from any material breach of or material inaccuracies of any of the Vendor Warranties.
8.2	Any liability to the Purchaser hereunder may in whole or in part be released, compounded or compromised, or time or indulgence may be given, by the Purchaser in its absolute discretion without in any way prejudicing or affecting its rights against the Vendor. Any release or waiver or compromise shall be in writing and shall not be deemed to be a release, waiver or compromise of similar conditions in the future.
8.3	The Purchaser hereby, severally and irrevocably undertakes to keep the Vendor fully and effectively indemnified against any and all losses, costs, damages, claims, demands, actions, proceedings, liabilities and reasonable expenses whatsoever (including but not limited to all reasonable legal costs or attorney’s fees on a full indemnity basis) that the Vendor may incur or suffer in connection with or arising from any material breach of or material inaccuracies of any of the Purchaser Warranties.
8.4	Any liability to the Vendor hereunder may in whole or in part be released, compounded or compromised, or time or indulgence may be given, by the Vendor in its absolute discretion without in any way prejudicing or affecting its rights against the Purchaser. Any release or waiver or compromise shall be in writing and shall not be deemed to be a release, waiver or compromise of similar conditions in the future.

9. RESCISSION AND TERMINATION
9.1	Notwithstanding anything contained in this Agreement and without prejudice to its other rights or powers under this Agreement, the Vendor may (but is not bound to), by notice to the Purchaser given at any time prior to Completion rescind or terminate this Agreement in any of the following circumstances:
(a)	there shall have come to the notice of the Vendor after the date of this Agreement, any material misrepresentation by the Purchaser or any breach of the representations, warranties and undertakings contained in Clause 6 of this Agreement;

(b)	any material adverse change, or any development involving a prospective material adverse change, in local regulatory, financial, legal, political, economic or monetary conditions which is reasonably likely to have a material adverse effect on the business of the Purchaser;

(c)	the taking of any action by any governmental body or agency in respect of its monetary or fiscal affairs which is reasonably expected has a material adverse effect on the securities markets in Hong Kong; or
9.2	Upon such notice being given by the relevant party, this Agreement shall terminate and be of no further effect as between the parties and no party shall be under any liability to the other in respect of this Agreement, save for (i) any claim by the Purchaser against the Vendor arising from antecedent breach of the terms hereof; (ii) any claim by the Vendor against the Purchaser arising from antecedent breach of the terms hereof; and (iii) the parties’ rights and obligations of Confidentiality under Clauses 10 and 12 which shall survive notwithstanding the determination of this Agreement.
10. CONFIDENTIALITY
10.1	Communications: All communications between the parties hereto and the Vendor or the Purchaser or any of them and all Confidential Information, Intellectual Property Right of the parties and the Vendor or the Purchaser, shall be kept confidential by the recipient unless or until compelled to disclose by judicial or administrative procedures or in the opinion of their counsel, by other requirements of law, or the recipient can reasonably demonstrate that (a) it is or part of it is, in the public domain, whereupon, to the extent that it is in the public domain, this obligation shall cease or (b) it is required to be furnished to the bankers or investor or potential investor of any of the parties hereto or to any regulatory agencies as part of a public floatation exercise involving Panpac, and in such cases, this obligation shall cease only to the extent required under the respective circumstances.
10.2	Notwithstanding Termination: The obligations contained in this Clause shall endure, even after the termination of this Agreement, without limit in point of time except to the extent that and until any Confidential Information enters the public domain as set out above.
10.3	For the purposes of this Clause the following words shall have the following meanings:
(i)	“Confidential Information” means any information which is proprietary and confidential to a party, including but not limited to the terms of this Agreement, information concerning or relating in any way whatsoever to its distributorship arrangements, principals, any of the trade secrets or confidential operations, processes or inventions carried on or used by a party, any information concerning the organisation, business, finances, transactions or affairs of a party, dealings of a party, secret or confidential information which relates to the business or party or any of its principals’, clients’ or customers’ transactions or affairs, any party’s technology, designs, documentation, manuals, budgets, financial statements or information, accounts, dealers’ lists, customer lists, marketing studies, drawings, notes, memoranda and the information contained therein, any information therein in respect of trade secrets, technology and technical or other information relating to the development, manufacture, clinical testing, analysis, marketing, sale or supply, or proposed development, manufacture, clinical testing, analysis, marketing, sale or supply of any products or services by a party; and information and material which is either marked confidential or is by its nature intended to be exclusively for the knowledge of the recipient alone;
(ii)	“Intellectual Property” includes patents, knowhow, trade secrets and other confidential information, registered designs, copyrights, design rights, topography rights, trade marks, service marks, business names, registrations of and applications to register any of the aforesaid items, rights in the nature of any of the aforesaid items in any country, rights in the nature of unfair competition rights and rights to sue for passing off; and

(iii)	“Knowhow” means all information (including that comprised in or derived from data disks, tapes, manuals, source codes, flow-charts, catalogues and instructions) relating to its business and the services provided or products manufactured by its business.
11. RESTRICTION ON ANNOUNCEMENTS
Save as may be required to be disclosed pursuant to any applicable laws or to any competent governmental or statutory authority or rules or regulations of any relevant regulatory, administrative or supervisory body (including, without limitation, the SEHK, any relevant stock exchange or securities council), each party undertakes that prior to Completion it will not make any announcement in connection with this Agreement unless the other parties hereto shall have given its respective consents to such announcement (which consent may not be unreasonably withheld).
12. COSTS
12.1	Each party to this Agreement shall pay its own legal and professional fees, costs and expenses incurred in the negotiation, preparation and execution of this Agreement, other documents in connection thereto and the carrying out of the sale and purchase of the Sale Shares.
12.2	The stamp duty and charges (if any) in respect of sale and purchase of the Sale Shares shall be borne solely by the Purchaser.
13. GENERAL
13.1	This Agreement shall be binding upon and inure for the benefit of the successors and estates of the parties and the assignees or nominees of the Purchaser. This Agreement shall not be assigned without the written consent of all the parties to this Agreement (such consent not to be unreasonably withheld).
13.2	The provisions of this Agreement including the Vendor Warranties and Purchaser Warranties (insofar as the same shall not have been fully performed at Completion) shall remain in full force and effect notwithstanding Completion. Completion shall not prejudice any rights of either of the parties which may have accrued hereunder prior to Completion.

13.3	The parties shall do and execute or procure to be done and executed all such further acts, Agreements, things and documents as may be necessary to give effect to the terms of this Agreement, and to provide such assistance and record as the other party may reasonably request in connection with any tax return, tax investigation or audit, judicial or administrative proceeding or other similar matter relating to the parties.
13.4	This Agreement, and the documents referred to in it, constitute the entire agreement and understanding of the parties relating to the subject matter of this Agreement and neither of the parties hereto has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party which is not set out or referred to in this Agreement. The parties hereto agree that no variations or modifications shall be made to this Agreement unless agreed to by the parties hereto in writing. Nothing in this Clause 13.4 shall however operate to limit or exclude any liability for fraud.
13.5	Save as expressly provided herein, any right of termination conferred upon the Purchaser or the Vendor shall be in addition to and without prejudice to all other rights and remedies available to it and no exercise or failure to exercise such a right of termination shall constitute a waiver of any such other right or remedy.
14. ILLEGALITY
If at any time any provision (in whole or in part) of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, such provision or part thereof shall to the extent be deemed not to form part of this Agreement and the legality, validity and enforceability of such provision under the laws of any other jurisdiction, and of the remaining provisions of this Agreement, shall not be affected or impaired thereby.
15. NOTICES
Any notice required to be given by any party hereto to the other party shall be deemed validly served by hand delivery or by prepaid registered letter or by facsimile or by a recognised courier service sent to its address or facsimile number given herein or such other address or facsimile number as may from time to time be notified for this purpose. The initial addresses and facsimile numbers of the parties are:

The Vendor	:	United Home Limited

Address	:

Fax Number	:

Attention	:

The Purchaser	:	Sun New Media Inc.

Address	:	Unit 01-03 and 11-12, 20/F,
China Insurance Building
166 Lu Jiazui East Road, Pudong, Shanghai

Fax Number	:	(8621) 68419749

Attention	:	Mr John Li Zongyang
Any such notice or communication shall be deemed to have been served:

(a)	if delivered by hand, at the time of delivery; or

(b)	if posted by prepaid registered letter, at the expiration of three (3) days after the envelope containing the same shall have been put into the post; or

(c)	if sent by facsimile, upon the receipt by the sender of the confirmation note indicating that the notice or communication has been sent in full to the recipient’s facsimile machine, or such other similar medium of receipt; or

(d)	if sent by courier, at the expiration of two (2) days after the package containing the same shall have been received by the relevant courier company.
In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid registered letter or that the facsimile confirmation note indicates the transmission was successful, or the package as the case may be containing such notice or document was properly addressed and sent to the relevant courier company.
16. REMEDIES AND WAIVERS
No failure on the part of any party to this Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
17. TIME OF ESSENCE
Any date, time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the parties hereto but as regards any date or period (whether or not extended as aforesaid), time shall be of the essence.
18. COUNTERPARTS
This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.
19. GOVERNING LAW
This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong. In relation to any legal action or proceedings arising out of or in connection with this Agreement, the parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the Hong Kong.

SCHEDULE 1
Part A
PARTICULARS OF THE COMPANY

Name of Company	:	LIFESTYLE MAGAZINES PUBLISHING PTE LTD (formerly known as PANPAC LIFESTYLE MAGAZINES PTE LTD)

Company number	:	199307987W

Date of incorporation	:	3 December 1993

Place of incorporation	:	Singapore

Registered Address	:	50 Raffles Place #29-00 Singapore Land Tower Singapore 048623

Authorised share capital	:	S$6,000,000 divided into 6,000,000 ordinary shares of S$1.00 each

Issued share capital	:	S$2,512,000 divided into 2,152,000 ordinary shares of S$1.00 each

Directors	:	Low Song Take Ricky Ang Gee Hing

Shareholders	:	Name	No. of Shares	Shareholding Percentage

		Sky Win Advertising Group Limited	2,152,000	100%

Part B
PARTICULARS OF SUN NEW MEDIA INC.

SCHEDULE 1
Part C
PARTICULARS OF UNITED HOME LIMITED

SCHEDULE 2
Part A
COMPLETION CERTIFICATE TO BE FURNISHED BY
UNITED HOME LIMITED

Date	:

To	:	Sun New Media Inc.
Dear Sirs
We refer to the Sale and Purchase Agreement (the “Agreement”) dated      entered into between SNMI and ourselves.
Words and expressions defined in the Agreement shall have the same meaning wherever used herein, unless the context otherwise requires.
Pursuant to Clause 4.2(b)(i) of the Agreement, we hereby certify to the best of our knowledge information and belief and confirm that as at the date hereof:
1.	all the Vendor Warranties have been complied with and would be correct in all material respects as if repeated on the Completion Date by reference to the circumstances now existing and that each of us have fully performed and observed all the undertakings on our part contained in the Agreement; and

2.	we have not received any notice of any directive, injunction or other order, which restrains or prohibits the consummation of the transactions contemplated by the Agreement or any notice of any action, on or prior to the Completion Date, seeking to restrain or prohibit the consummation thereof, or seeking damages in connection therewith, which is pending or any such directive, injunction or other order or action which is threatened.
Yours faithfully
  _________________________________

UNITED HOME LIMITED

Part B
COMPLETION CERTIFICATE TO BE FURNISHED BY
SUN NEW MEDIA INC.
To : United Home Limited
Dear Sirs
SALE AND PURCHASE AGREEMENT DATED                        BETWEEN UNITED HOME LIMITED AND SUN NEW MEIDA INC. (THE “SALE AND PURCHASE AGREEMENT”)
I,                    , a Director of the Company refer to the Sale and Purchase Agreement, hereby certify, for and on behalf of the Company, that:
(i)	I have been duly authorised by the Company to sign this certificate; and

(ii)	to the best of the knowledge and belief of the Company’s directors, having made all reasonable enquiries, subject to Clause 6.8 of the Sale and Purchase Agreement, as at the date hereof, there has been no material adverse change or any development likely to result in a material adverse change in the condition, financial or otherwise, of the Company and/or its subsidiaries as a whole nor any material breach of, nor the occurrence of any event nor the discovery of any fact rendering untrue or incorrect in any respect, any of the representations, warranties or undertakings contained in the Sale and Purchase Agreement if they were repeated as at the date hereof.
Yours faithfully
for and on behalf of
Sun New Media Inc.

_______________________________

Director

SCHEDULE 3
REPRESENTATIONS AND WARRANTIES
The representations and warranties in this Schedule 3 is subject to the exceptions disclosed in the Memorandum of Disclosure (if any) and the Accounts.
1. Information
(A)	The Recitals (A) to (I) and the information stated in Schedule 1 is true.

(B)	To the Vendor’s best knowledge, information and belief and after making due and careful inquiry, the information contained in the Memorandum of Disclosure (if any) and the documents annexed to or referred to in it is true and accurate in all material respects and is not misleading, whether because of any omission or ambiguity or for any other reason.

(C)	The Purchaser will promptly be notified in writing by the Vendor of any matter or thing of which the Vendor become aware which is a material breach of or inconsistent with any of the Vendor Warranties.
2. Copies of Accounts and Memorandum and Articles of Association
The copies of the Accounts and of the memoranda and articles of association (or the equivalent constitutive documents) of LifeMag furnished to the Purchaser are true and complete copies and in the case of the constitutive documents of LifeMag, have attached thereto copies of all such resolutions and agreements (including without limitation, shareholders’ agreements and voting agreements) as are required by law to be delivered to the Registrar of Companies (or equivalent officer) in that company’s jurisdiction of incorporation or elsewhere for registration and that there have been no amendments to such constitutive documents since the date hereof.
3. Accounts
(A)	The Accounts have been prepared in accordance with all applicable laws and on a consistent basis in accordance with the accounting principles, standards and practices generally accepted at the date of this Agreement in Singapore so as to give a true and fair view of the state of affairs of LifeMag at the date of the Accounts and of the profits or losses for the period concerned and as at that date make:
(i)	full provision for all actual liabilities;

(ii)	proper provision (or note in accordance with good accountancy practice) for all contingent liabilities;

(iii)	provision reasonably regarded as adequate for all bad and doubtful debts; and

(iv)	due provision for depreciation and amortisation and for any obsolescence of assets.
(B)	Full provision or reserve has been made in the Accounts for all taxation liable to be assessed on LifeMag or for which LifeMag is or may become accountable in respect of:
(i)	profits, gains or income (as computed for taxation purposes) arising or accruing or deemed to arise or accrue on or before the date of the Accounts (as the case may be) respectively;

(ii)	any transactions effected or deemed to be effected on or before the date of the Accounts (as the case may be) respectively or provided for in the Accounts; and

(iii)	distributions made or deemed to be made on or before the date of the Accounts respectively or provided for in the Accounts.
(C)	Proper provision or reserve for deferred taxation has been made in the Accounts.

(D)	The profits and losses of LifeMag for the financial year ended on the Balance Sheet Date as shown by the Accounts and the trend of profits thereby shown have not (except as therein disclosed) been affected by inconsistencies of accounting practices, by the inclusion of non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits for all or any of such periods exceptionally high or low (other than as disclosed in the relevant accounts).

(E)	LifeMag does not have any outstanding loan capital, nor has it factored any of its debts, or engaged in financing of a type which would not be required to be shown or reflected in the Accounts or borrowed any money which it has not repaid.

(F)	There are no liabilities (including contingent liabilities) which are outstanding on the part of LifeMag other than those liabilities disclosed in the Accounts or which have arisen in the ordinary course of business since the date of the Accounts.

(G)	No transaction of any importance to which LifeMag has been a party has taken place which, if it had taken place on or before the date of the Accounts, would have been required to be disclosed or reflected in the Accounts.

(H)	No value was attributed in the Accounts to any asset which was not beneficially owned by LifeMag at the date of the Accounts or which, in the case of fixed assets, were not in full and exclusive use for the purposes of the business of LifeMag.
4. Changes since Balance Sheet Date
     Since the Balance Sheet Date as regards LifeMag:
(A)	its business has been lawfully carried on in the ordinary course and so as to maintain the same as a going concern;

(B)	it has not disposed of any assets or assumed or incurred any liabilities (including contingent liabilities) otherwise than in the ordinary course of carrying on its business;

(C)	to its best knowledge, information and belief, its business has not been adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent or by any other cause and the Vendor is not aware of any facts which are likely to give rise to any such effects;

(D)	no dividend or other distribution has been declared, made or paid to its members except as provided for in the Accounts;

(E)	neither its turnover nor its trading position has deteriorated in a material adverse respect;

(F)	no change has been made in the emoluments or other terms of employment of its directors or any of its employees;

(G)	it has not borrowed any money or issued any guarantee or create any charge or Encumbrance over any asset other than as disclosed in the Accounts;

(H)	no share or loan capital has been allotted or issued or agreed to be issued;

(I)	it has not entered into any unusual, long term or onerous commitments or contracts;

(J)	to the Vendor’s best knowledge, information and belief, it has not learnt of any circumstance making bad or doubtful any of its book debts;

(K)	to the Vendor’s best knowledge, information and belief, there has been no material adverse change in its financial position, operations, assets or prospects;

(L)	unless carried out in the ordinary course of business, it has not knowingly waived or released any proprietary rights howsoever arising;

(M)	it has not acquired or disposed of or granted any right or option or created any other Encumbrance, save for those created pursuant to this Agreement;

(N)	no resolutions have been passed and nothing has been done in the conduct or management of its affairs which would be likely to materially reduce its net asset value; and

(O)	no change has been made to the accounting practices adopted in relation to that company and the accounting practices adopted for that company are consistent with those adopted in the Accounts.
5. Litigation
(A)	Since the Balance Sheet Date, no claim sounding in damages has been made against LifeMag.

(B)	LifeMag is not at present engaged whether as plaintiff or defendant or otherwise in any legal action, proceeding or arbitration (other than as plaintiff in the collection of debts arising in the ordinary course of its business) or being prosecuted for any criminal offence.

(C)	To its best knowledge, information and belief, there are no circumstances known to LifeMag which are likely to lead to any such claim or legal action, proceeding or arbitration (other than as aforesaid) or prosecution.

(D)	There is not in force any court injunction, order or directive restraining or restricting each of LifeMag from carrying on its business or any part thereof.

(E)	LifeMag is not subject to any outstanding judgment, order or decree of any court, tribunal or regulatory or government body or any undertaking to any court, judicial authority or regulatory or government body or any outstanding arbitration award; and there are no civil, criminal, administrative or disciplinary or arbitration proceedings in progress, pending or threatened against each of LifeMag and there are no facts likely to give rise to any such proceedings.

(F)	LifeMag has not, nor any person for whose acts or defaults it may be liable has committed any criminal, illegal or other unlawful act or any breach of contract or statutory duty or any tortious or other act or default which could lead to a claim or proceedings against LifeMag or give rise to or increase the liability or obligation of LifeMag or which could entitle any other person to terminate any contract to which LifeMag is a party.

(G)	There are no on-going investigations, inquiries or disciplinary proceedings by or before any regulatory, administrative, supervisory or government body concerning LifeMag and to its best knowledge, information and belief, there are no pending or threatened investigations, inquiries or disciplinary proceedings by or before any regulatory, administrative, supervisory or government body concerning LifeMag and there are no facts likely to give rise to any such investigation, inquiry or proceedings.

(H)	LifeMag has not nor any of its respective advisers, agents, employees, officers or representatives has for the purposes of securing any contract for LifeMag given or offered any bribe or any corrupt, unlawful or immoral payment.

(I)	LifeMag has not been convicted of any offence, to its best knowledge, information and belief, no officer or employee of LifeMag has been convicted of any offences in relation to LifeMag.
6.	Debts to, contracts with, connected persons
(A)	There are:
(i)	no loans made by LifeMag or any debts (whether or not due for payment and including contingent liabilities) or unfulfilled obligations (present or future, actual or contingent) owing to the Vendor or any of its Affiliates or to any director, employee or shareholder of LifeMag;

(ii)	no debts owing by LifeMag other than debts which have arisen in the ordinary course of business; and

(iii)	no securities given by or to LifeMag (including guarantees or indemnities) for any such loans or debts as aforesaid.
(B)	There are no existing contracts, arrangements, understandings or engagements to which LifeMag is a party and in which any director, employee or shareholder of LifeMag and/or any of its Affiliates is directly or indirectly interested.

(C)	There is no contract, arrangement or understanding to which LifeMag is a party or by which it is bound which is not on entirely arm’s length terms.

(D)	The financial position of LifeMag and its results as appearing from the Accounts were not and have not since been affected by any transaction, contract or arrangement not on entirely arm’s length terms.
7.	Capital commitments, unusual contracts and guarantees

LifeMag:
(i)	is not parties to any agreement which is or may become terminable or which contain provisions which may operate adversely against the Group as a result of the entry into or completion of this Agreement;

(ii)	has not entered into or are bound by any guarantee or indemnity under which any liability or contingent liability of a material nature is outstanding; and

(iii)	has not sold or otherwise disposed of nor will they at any time prior to Completion sell or otherwise dispose of any shares or capital or assets in circumstances such that it is, or may be, still subject to any liability (whether contingent or otherwise) under any representation, warranty or indemnity given or agreed to be given on or in connection with such sale or disposal.

8.	Book debts

Save as disclosed in the Accounts, none of the book debts which are included in the Accounts or which have subsequently arisen have been outstanding for more than three (3) months from its due dates for payment and each such debt has realised or will realise in the normal course of collection its full value as included in the Accounts or in the books of LifeMag after taking into account any provision for such debt made in the Accounts.

9.	Title to and condition of assets
(A)	All assets (including all intangible assets) owned by LifeMag:
(i)	are legally and beneficially owned by it free from any Encumbrance;

(ii)	are in its possession or under its exclusive control; and

(iii)	are situated in its country of incorporation.
(B)	Other than those Encumbrance disclosed to the Purchaser in the due diligence on LifeMag conducted by the Purchaser and in the Memorandum of Disclosure (if any), there is no Encumbrance on, over or affecting the whole or any part of the undertaking or assets of LifeMag (including where appropriate, its investment in its subsidiaries or associated companies) and there is no agreement or commitment to give or create any Encumbrance and no claim has been made by any person to be entitled to any Encumbrance.

(C)	All assets owned or used by LifeMag which are subject to a requirement of licensing or registration of ownership possession or use are duly licensed or registered in its sole name.

(D)	LifeMag is able to prove title to all the assets owned by it.

(E)	LifeMag has received any sum, property or benefit the payment or transfer of which is liable to be avoided, or which is liable to be recovered from it, under any rule or law and does not hold any sum, property or right as trustee or constructive trustee.

(F)	The assets owned by LifeMag comprise all the assets necessary to enable that company to carry on its business fully and effectively in the ordinary course as carried on up to the present time and no such assets are used wholly or partly for any purpose other than its business.
10. Statutory and other requirements, consents and licences
(A)	LifeMag has carried on its business in accordance with applicable laws, regulations and memorandum and articles of association in its country of incorporation and in so far as the Vendor is aware in any relevant country. To the Vendor’s best knowledge, information and belief, there is no enquiry by, or order, decree or judgment of, any court or any governmental agency or regulatory body outstanding or anticipated against the LifeMag or which may have an adverse effect upon its assets or business.

(B)	LifeMag holds valid licences and consents to carry out its business and all statutory and other requirements applicable to the carrying on of the business of LifeMag as now carried on, and all conditions applicable to any licences and consents involved in the carrying on of such business, have been complied with and to the Vendor’s best knowledge, information and belief, LifeMag is not aware of any breach thereof or of any intended or contemplated refusal or revocation of any such licence or consent.

11.	Books and records
(A)	The statutory records, registers and books and the books of account of LifeMag are duly entered up and maintained in accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property, in its possession or under its control and all accounts, documents and returns required to be delivered or made to the Registrar of Companies (or equivalent officer) in its jurisdiction of incorporation or elsewhere have been duly and correctly delivered or made.

(B)	LifeMag has not received any notice of any application or intended application under any applicable legislation for the rectification of its statutory records, registers and/or books.

(C)	All charges in favour of LifeMag has (if appropriate) been registered in accordance with the provisions of any applicable legislation.
12.	Options on share capital or assets
(A)	No unissued shares or capital of LifeMag are under option or agreed conditionally or unconditionally to be placed under option or created or issued.

(B)	There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or Encumbrance on, over or affecting the shares or capital in, or any of the assets or businesses of, LifeMag and there is no agreement or commitment to give or create any of the foregoing.
13.	Intellectual Property Rights
(A)	LifeMag has full legal and beneficial title and ownership of, or has sufficient license rights to all Intellectual Property Rights necessary to enable it to carry on its business as now conducted, without any conflict with or infringement of the rights of others.

(B)	LifeMag does not require any patent, trade or service mark, registered design, copyright, design right, licence or other right of any other person in order to undertake its business or to use the processes employed in its business as presently carried on and none of the activities of LifeMag infringes any patent or other intellectual property of any kind whatsoever of any other person or gives rise to an obligation to pay any sum in the nature of a royalty.

(C)	LifeMag has not (otherwise than in the ordinary and normal course of business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than to the Purchaser any of its know-how, trade secrets, confidential information or lists of customers or suppliers.

(D)	LifeMag is not subject to any secrecy agreement or agreement which may restrict the use or disclosure of information.

(E)	Nothing has been done or omitted by LifeMag which would enable any licensee under a licence granted by it to be terminated or which in any way constitutes a breach of the terms of any licence.

(F)	LifeMag has not granted, licensed, sublicensed, assigned, transferred or otherwise conveyed any right, title or interest in any of its Intellectual Property Rights to any person, and no person or entity other than the Business has any right to use, license, sublicense or operate under any of its Intellectual Property Rights. To the best of the knowledge of the Vendor, there is not currently and has not been any infringement by any other person of the Intellectual Property Rights of LifeMag.

(G)	To the Vendor’s best knowledge, information and belief, the Business does not and none of the products dealt with in the Business or the processes employed therein or the marketing of such products infringes or is likely to infringe any patent, registered design, trademark, copyright or other intellectual property right of any person or includes the use of any confidential information of any other person or gives rise to a liability to pay compensation pursuant to any legislation.

(H)	LifeMag does not have any obligation to pay any royalties, licence fee, commission or any other amount howsoever characterised or to obtain third party clearances or consents, in respect of the Intellectual Property Rights of LifeMag.
14.	Subsidiaries and Associated Companies

LifeMag is not the legal or beneficial owner or holder of any shares and does not have any interest of any description in any other corporation (save and except the interests in ) and LifeMag has not entered into any arrangement and/or commitment of whatever nature in writing or otherwise to transfer or otherwise dispose of its interest in .

15.	Corporate Matters
(A)	LifeMag has been and is duly incorporated and is validly existing under the laws of its country of incorporation.

(B)	The Vendor has not exercised any lien over any of the issued shares of LifeMag.

(C)	LifeMag does not have, nor have any of them ever had, any place of business or branch or permanent establishment outside its respective jurisdiction of incorporation.

(D)	LifeMag has not reduced, repaid or purchased any of its share capital, and there are no options or other agreements outstanding which call for the issue of or accord to any person the right to call for the issue of any shares in the capital of LifeMag or the right to require the creation of any Encumbrance over any shares in its share capital.

(E)	LifeMag has complied with its memorandum and articles of association in all respects and none of the activities, agreements, commitments or rights of LifeMag is ultra vires or unauthorised.

(F)	All governmental approvals, licences and authorisations which were necessary or desirable in connection with the incorporation of LifeMag, the allotment or transfer of shares in LifeMag to the present and former holders thereof and the activation of LifeMag (including the appointment of directors) were duly obtained and such approvals, licences and authorisations (and of all amendments and supplements thereto) have been disclosed in writing to the Purchaser.
16.	Insolvency
(A)	No order has been made or petition presented or resolution passed for the winding-up, liquidation or judicial management of LifeMag, and to the best knowledge, information and belief of the Vendor, there are no grounds on which any person would be entitled to have LifeMag wound-up, liquidated or placed under judicial management, nor has any person threatened to present such a petition or convened or threatened to convene a meeting of LifeMag to consider a resolution to wind up LifeMag or any other resolutions, nor has any step been taken in relation to LifeMag under the law relating to insolvency or the relief of debtors in any part of the world.

(B)	No distress, execution or other process has been levied on any asset owned by LifeMag, nor has any person threatened any such distress, execution or other process.

(C)	No person has appointed or threatened to appoint or become entitled to appoint a receiver or receiver and manager or other similar officer of LifeMag’s Business or assets or any part of them.

(D)	LifeMag has not has ceased trading or stopped payment to its creditors and there are no grounds on which LifeMag could be found to be unable to pay its debts.

IN WITNESS WHEREOF this Agreement has been entered into on the date appearing at the head hereof.

Signed by		)
for and on behalf of		)
Sun New Media Inc.	)
in the presence of:		)

Signed by		)
for and on behalf of		)
United Home Limited)
in the presence of:		)